Exhibit 99.1

Paxar Corporation Settles Lawsuit Against Zebra Technologies Corporation

    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Sept. 14, 2006--Paxar Corporation (NYSE: PXR) today announced that its wholly owned subsidiary, Paxar Americas, Inc. ("Paxar"), settled the litigation it brought in 2003 against Zebra Technologies Corporation ("Zebra") in U.S. District Court for the Southern District of Ohio. Trial had been scheduled to commence in January 2007.
    Paxar's suit alleged violation of eight of its patents involving more than 50 Zebra products. The settlement included a payment to Paxar of $63,750,000 resulting in after tax proceeds of approximately $34,000,000 that will provide GAAP earnings of approximately $25,000,000 in the third quarter. Additionally, a paid-up license has been granted to Zebra under the patents-in-suit and other related patents, the license to use certain patents being limited in time and scope.
    Rob van der Merwe, President and Chief Executive Officer, said, "Paxar's actions with respect to this suit clearly demonstrate that we will vigorously pursue any and all companies that infringe our intellectual property. Paxar's history of innovation and technological leadership across our business lines is the life blood of our Company and we will continue to invest in technology to further extend our leadership position for the benefit of our customers."
    Mr. van der Merwe continued, "While we are convinced that Paxar would have prevailed had the case proceeded to a jury verdict, the opportunity to settle this suit favorably to Paxar, before trial, enables us to return to focusing on managing our business. We will use the funds received under the settlement to grow our business both organically and through acquisitions."
    Paxar Corporation is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar's leadership in brand development, merchandising, information services and supply chain solutions enables the Company to satisfy customer needs around the world.
    Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2005 Annual Report on Form 10-K.

                     For more information on Paxar
                call Investor Relations - 914.697.6862
                    or visit our Company's Web site
                             www.paxar.com

    CONTACT: Paxar
             Bob Powers, 914-697-6862